EXHIBIT 99.4
                             ------------

                          COMMERCE GROUP CORP.
                         6001 NORTH 91ST STREET
                        MILWAUKEE, WI  53225-1795
                      414/462-5310 . FAX 414/462-5312
  Stock Symbols:  CGCO (OTC BB) . CMG OR CMG.BN (Boston Stock Exchange)


AND/OR COMMERCE/SANSEB JOINT VENTURE (Joint Venture)
AND/OR HOMESPAN REALTY CO., INC. (Homespan)
AND/OR ECOMM GROUP INC. (Ecomm)
AND/OR SAN LUIS ESTATES, INC. (SLE)
AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)
AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)
ALL LOCATED AT THE SAME ADDRESS



May 8, 2000

Mrs. Sylvia Machulak as an
Individual and for her Rollover
Individual Retirement Account
903 West Green Tree Road
River Hills, Wisconsin  53217

Dear Mrs. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the Directors were informed about the confirmation and status letter you requested from Commerce and its affiliates to establish and confirm the amount due and the collateral pledged to the Sylvia Machulak Rollover Retirement Account (SM RIRA) as of Commerce's fiscal year ended March 31, 2000. Today, Commerce's Directors approved, ratified and confirmed the contents of this letter and authorized me to authenticate and confirm the outstanding obligations due to the SM RIRA as of Commerce's fiscal year ended March 31, 2000, which are as follows:

1.  Promissory Notes and Other Obligations

    a. A series of open-ended, secured, on-demand promissory notes (Notes) are due to the SM RIRA. Their combined amount is $384,290.39 as of March 31, 2000. These Notes bear interest, payable monthly, at the rate of 3% over the prime rate established from time to time by the First National Bank of Chicago, Chicago, Illinois, (now Bank One), but not less than 16% per annum. (Schedule of Principal and Interest as of March 31, 2000, Exhibit A)

2.  Amounts Due to Sylvia Machulak as an Individual (SM)

    As of September 30, 1994, a sum of $167,800 is due to Sylvia Machulak for consulting services rendered pursuant to a Director resolution adopted on September 16, 1994. Reference is made to Exhibit B included in the April 5, 1996 confirmation letter. On December 14, 1996, Commerce issued a four-year stock option to the SM RIRA to purchase 83,000 of its restricted common shares at a price of $3.00 per share. (Reference is made to Exhibit B in the April 14, 1997 confirmation letter.)

3.  Collateral Pledged to the SM RIRA

    The collateral specifically pledged to the SM RIRA is as follows:

    a. A Deed of Trust executed by SLE on July 16, 1982, consisting of 12 lots located in the Town of Fort Garland, Costilla County, Colorado, and recorded at 8:45 a.m. on May 18, 1984, in Book 237, Page 658, Reception No. 156287. Reference is made to Exhibit 2 in the April 9, 1990 confirmation letter.

    b. A Deed of Trust executed by SLE on May 27, 1983, consisting of 32 lots located in the San Luis North Estates Subdivision, Costilla County, Colorado, and recorded at 9:30 a.m. on May 31, 1983, in Book 709, Reception No. 152520. Reference is made to Exhibit 3 in the April 9, 1990 confirmation letter.

    c. A Collateral Pledge Agreement executed by Commerce on December 31, 1981 granted to the SM RIRA by Commerce pledging 48,645 SLE common shares, par value $0.50 a share, Certificate No. 25, dated December 31, 1981, together with a letter agreement dated December 31, 1981. Reference is made to Exhibit 4 in the April 9, 1990 confirmation letter.

    d.  General Lumber & Supply Co., Inc. (GLSCO), Edward L. Machulak
        (ELM), as an individual and not as a Director or Officer of Commerce the Edward L. Machulak Rollover Individual Retirement Account (ELM RIRA) and the SM RIRA collectively and individually identified as the lender(s), have been assigned on October 19, 1987, all of the rights, titles, claims, remedies and interest in the mine concession which was granted by the Government of El Salvador to Mineral San Sebastian, S.A. de C.V. (Misanse) on July 23, 1987, and thereafter from time to time amended, and which Misanse then assigned to the Joint Venture on September 22, 1987. This collateral specifically includes all of the San Sebastian Gold Mine precious metal ore reserves. Commerce and the Joint Venture have the right to assign this and any subsequent concession agreement. Reference is made to Exhibit 4(a) included in the April 9, 1990 confirmation letter. Effective February 1996, the Government of El Salvador approved a revised version of the mining law. Therefore, Commerce applied for the San Sebastian Gold Mine mining concession applicable to this mining law. This concession is subject to compliance requirements which have been presented to the El Salvador Director of Mines and Hydrocarbons. Therefore, it is clearly understood that this concession, and all of the rights thereunder, in addition to the concession granted on July 23, 1987, together with all precious metal ore reserves, is pledged as collateral to all of the parties herein mentioned.

4.  Cross Pledge Collateral Agreement

    GLSCO, ELM, the ELM RIRA and the SM RIRA individually are entitled to specific collateral that has been pledged to them by Commerce, its subsidiaries, affiliates and the Joint Venture. Upon default by Commerce, or its subsidiaries or affiliates or the Joint Venture, GLSCO, ELM, the ELM RIRA and the SM RIRA have the first right to the proceeds from the specific collateral pledged to each of them. Commerce, its subsidiaries, affiliates and the Joint Venture, also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following: GLSCO, ELM, the ELM RIRA and the SM RIRA. The purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA and the SM RIRA, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties. The formula to be used (after deducting the payments made from the specific collateral) is to total all of the debts due to GLSCO, ELM, the ELM RIRA and the SM RIRA, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt due. This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds derived from the excess collateral and then the amount due to each of them would be distributed accordingly.

5.  Cancellation of Inter-Company Debts Upon Default

    Since part of the collateral pledged to GLSCO, ELM, the ELM RIRA and the SM RIRA is the common stock of Homespan, Ecomm, Sanseb, SLE, Misanse, UDI and the interest in the ownership of the Joint Venture, Commerce agreed, upon default of the payment of principal or interest to any of the individual lender(s) mentioned herein, that it will automatically cancel any inter-company debts owed to Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.

 6.  Guarantors

     This agreement further confirms that Commerce and all of the following are guarantors to the loans made by the SM RIRA to
     Commerce: Joint Venture, Homespan, Ecomm, SLE, Sanseb and UDI. They jointly and severally guarantee payment of the note(s) that they issued and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgages securing these notes. Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA and the SM RIRA. Reference is made to Exhibit 5 included in the April 9, 1990 confirmation letter.

7.   Omissions

     Commerce believes that it has included all of its obligations, monies due and has listed all of the collateral due to the SM RIRA, however, since these transactions have taken place over a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral, could have been omitted. If that should prove to be a fact, then Commerce, the Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI agree that those omissions of collateral, if any, are meant to be included as collateral with this confirmation and agreement.

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.

/s/ Edward A. Machulak
-----------------------
Edward A. Machulak
Secretary

The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE             HOMESPAN REALTY COMPANY, INC.
as Guarantor (Joint Venture)              as Guarantor (Homespan)

/s/ Edward L. Machulak                    /s/ Edward L. Machulak
_______________________________________   _________________________________
By:  Edward L. Machulak, Auth. Designee   By: Edward L. Machulak, President


ECOMM GROUP INC.                          SAN LUIS ESTATES, INC.
as Guarantor (Ecomm)                      as Guarantor (SLE)

/s/ Edward A. Machulak                    /s/ Edward L. Machulak
____________________________________      _________________________________
By:  Edward A. Machulak, Secretary        By: Edward L. Machulak, President


SAN SEBASTIAN GOLD MINES, INC.            UNIVERSAL DEVELOPERS, INC.
as Guarantor (Sanseb)                     as Guarantor (UDI)

/s/ Edward L. Machulak                    /s/ Edward L. Machulak
___________________________________       _________________________________
By:  Edward L. Machulak, President        By: Edward L. Machulak, President


Accepted by:                              Accepted by:

/s/ Sylvia Machulak                       /s/ Sylvia Machulak
____________________________________      ________________________________
Sylvia Machulak Rollover Individual       Sylvia Machulak as an individual
Retirement Account                        Date:  May 8, 2000
Date:  May 8, 2000

                        Exhibit A to Exhibit 99.4
        (Schedule of Principal and Interest as of March 31, 2000)
             has been purposely omitted as it only reflects
            the calculations of the principal and interest.)